Exhibit (a)(1)(v)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

Including the Associated Rights

of

DYNEGY INC.

by

IEH MERGER SUB LLC

a wholly-owned subsidiary of

ICAHN ENTERPRISES HOLDINGS L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00

MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 25, 2011, UNLESS THE

OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE

“EXPIRATION DATE”) OR EARLIER TERMINATED.

December 22, 2010

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated December 22, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by IEH Merger Sub LLC, a Delaware limited liability company (the “Offeror”), and a wholly-owned subsidiary of Icahn Enterprises Holdings L.P., a Delaware limited partnership, to purchase all of the issued and outstanding shares of common stock, par value $.01 per share (the “Common Stock”), of Dynegy Inc., a Delaware corporation (the “Company”), and the associated rights issued pursuant to the Stockholder Protection Rights Agreement, dated as of November 22, 2010, and as amended on December 15, 2010, between the Company and Mellon Investor Services LLC, as Rights Agent, that are issued and outstanding (the “Rights” and, together with the Common Stock, the “Shares”), at a price of $5.50 per Share, net to the seller in cash without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

WE ARE THE HOLDER OF RECORD (DIRECTLY OR INDIRECTLY) OF SHARES FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US OR OUR NOMINEES AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL ACCOMPANYING THIS LETTER IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

☐ The tender price is $5.50 per Share, net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and conditions set forth in the Offer to Purchase.

☐ The Offer is being made for all Shares.

☐ The Offer and withdrawal rights period will expire at 12:00 midnight, New York City time, on January 25, 2011, unless the Offer is extended.

☐ The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 15, 2010 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, the Offeror, and IEP Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Offeror (“Merger Sub”), pursuant to which, after completion of the Offer and the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation (which we refer to as the “Merger”).

☐ The Board of Directors of the Company, acting upon the recommendation of a special committee of the Board of Directors of the Company consisting only of independent directors of the Company, has, upon the terms and subject to the conditions set forth in the Merger Agreement, unanimously (i) determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares into the Offer and, if required by applicable law, adopt the Merger Agreement.

☐ The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn prior to midnight New York City time, on January 25, 2011 (the “Expiration Date,” unless the Offeror shall have extended the period during which the Offer is open pursuant to and in accordance with the Merger Agreement, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire) that number of Shares which, when added to any Shares already owned by the Offeror, its subsidiaries and certain affiliates of the Offeror that are parties to the Stockholder Support Agreement entered into simultaneously with the Merger Agreement between such parties and the Company (including Shares that are subject to options to purchase Shares to the extent such options have been irrevocably exercised and paid for prior to the Expiration Date), represents at least a majority of the issued and outstanding Shares on a fully diluted basis as of the Expiration Date (assuming the issuance of all Shares that may be issued upon the vesting of outstanding restricted stock of the Company, plus Shares issuable upon the exercise of all outstanding options to purchase Shares under Company stock plans, warrants and other rights to purchase Shares with an exercise price per Share less than the Offer Price) (such condition, the “Minimum Condition”). The Offer is also subject to the satisfaction, prior to the Expiration Date, of certain other conditions set forth in the Offer to Purchase, including, among other conditions, that (i) the Merger Agreement shall not have been terminated in accordance with its terms, (ii) the approval of the Federal Energy Regulatory Commission under Section 203 of the Federal Power Act, as amended, shall have been received and the approval, or a determination that no approval is required, of the New York State Public Service Commission under the New York Public Service Law, as amended, shall have been received with respect to the consummation of the Offer and the Merger, and (iii) the waiting period applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder shall have expired or been terminated (the conditions set forth in clauses (ii) and (iii) above, the “Regulatory Condition”). The Offer is also subject to other customary conditions. See Section 15 of the Offer to Purchase.

☐ Stockholders who tender Shares will not be obligated to pay brokerage fees or commissions to the Information Agent or the Depositary or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please complete, sign and return the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below. Please forward your instructions to us as soon as possible to allow us ample time to tender your Shares on your behalf prior to the expiration of the Offer.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements and amendments thereto. The Offeror is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Offeror will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Offeror cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the Offer to Purchase for Cash

All Shares of Common Stock

Including the Associated Rights

of

DYNEGY INC.

by

IEH MERGER SUB LLC

a wholly-owned subsidiary of

ICAHN ENTERPRISES HOLDINGS L.P.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 22, 2010, (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by IEH Merger Sub LLC, a Delaware limited liability company (the “Offeror”), and a wholly-owned subsidiary of Icahn Enterprises Holdings L.P., a Delaware limited partnership, to purchase all of the issued and outstanding shares of common stock, par value $.01 per share (the “Common Stock”), of Dynegy Inc., a Delaware corporation (the “Company”), and the associated rights issued pursuant to the Stockholder Protection Rights Agreement, dated as of November 22, 2010, and as amended on December 15, 2010, between the Company and Mellon Investor Services LLC, as Rights Agent, that are issued and outstanding (the “Rights” and, together with the Common Stock, the “Shares”), at a price of $5.50 per Share, net to the seller in cash without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

This will instruct you to tender to Offeror the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered: Shares* Date:

SIGN HERE
Signature(s)
(Print Name(s))
(Print Address(es))
(Area Code and Telephone Number(s))
(Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

3